CCG Investor Relations
Athan Dounis, Account Manager
Tel:   +1-646-213-1916
Email: athan.dounis@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817 (Los Angeles)
Email: info@orientalpapercorporation.com

For Immediate Release

Orient Paper Inc. Announces First Quarter 2010 Results

Revenue increases 48% year-over-year to $26.5 million
Net income rose 36% year-over-year to $3.1 million

BAODING, Hebei, China – May 13, 2010, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in Hebei, China, which controls and operates Hebei Baoding Orient Paper Milling Co., Ltd. ("HBOP") and its wholly- owned PRC subsidiary Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), today announced financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights and Recent Events
•	Revenue for the first quarter of 2010 increased 48.3% year-over-year to $26.5 million
•	Gross profit increased 45.1% year-over-year to $4.8 million, gross margin was 18.3%
•	Operating income rose 40.3% year-over-year to $4.4 million
•	Net income increased 36.0% year-over-year to $3.1 million, or $0.21 per fully diluted share
•	Commenced production of digital photo paper in March 2010
•	In April 2010, completed a public offering of 3,450,000 shares of common stock, including the exercise of the underwriter’s overallotment generating net proceeds of $26.57 million
•
In April 2010, entered into a definitive agreement with Henan Qinyang First Paper Machine Limited to build a new corrugating medium paper production line with annual capacity of 360,000 tons for approximately $27.8 million.

“In the first quarter of 2010, demand for paper products was led by strong underlying growth in the regional economy, resulting in solid growth for Orient Paper,” commented Mr. Zhenyong Liu, Chief Executive Officer of Orient Paper, Inc. “The first quarter marked a significant milestone in our product expansion strategy as we commenced production of our new digital photo paper production line, which is a high-end photo paper offering attractive margins. We have also successfully secured additional capital resources through a public offering to support our corrugating medium paper capacity expansion plans in 2010.”

First Quarter 2010 Financial Results

For the quarter ended March 31, 2010, revenue was $26.5 million, an increase of 48.3% from $17.8 million during the same period in 2009. Total white paper (the Company produced only medium-grade offset printing paper under this category in the first quarter of 2010 and produced no high-grade offset printing paper or writing paper) sales revenue in the first quarter of 2010 increased 75.4% or $7.1 million over total white paper sales revenue in the comparable period in 2009. In the first quarter of 2010, the Company sold 23,660 tons of total white paper, up 64.8% from 14,353 tons of white paper a year ago. To meet the strong market demand for medium-grade offset printing paper, which is partly fueled by the high wood pulp prices, the Company converted its writing paper production line to produce medium-grade offset printing paper in the third quarter of 2009 and has ramped up production of the converted line. In addition, revenue from corrugating medium paper increased 13.5% year-over-year to $9.5 million compared to $8.4 million in the same period last year. Demand for corrugating medium paper continued to increase in the first quarter of 2010 led by increase in regional manufacturing activities. The Company’s newly launched digital photo paper has contributed about $0.3 million in revenue during the quarter.

Gross profit for the first quarter of 2010 increased 45.1% to $4.8 million compared to $3.3 million for the first quarter of 2009. Gross margin was 18.3% as compared to 18.7% during the same period in 2009. The slight decline in gross margin on a year over year basis was mainly due to higher energy costs. On a sequential basis, gross margin improved 0.4 percentage points from 17.9% in the fourth quarter of 2009. Management expects gross margin to improve in the second quarter of fiscal 2010 as energy costs have stabilized.

Selling, general and administrative expenses in the first quarter of 2010 were $0.4 million, an increase of 121.1% from $0.2 million in the first quarter of 2009. The increase was primarily attributable to increase in expenses related to the Company's status as a public company, including professional fees related to legal, accounting and consulting.

Operating income for the first quarter of 2010 increased 40.3% to $4.4 million, or 16.6% of the revenue, from $3.1 million, or 17.6% of the revenue, in the first quarter of 2009.

Net income in the first quarter of 2010 increased to $3.1 million in the three months ended March 31, 2010, or $0.21 per basic and fully diluted share, as compared to net income of $2.3 million, or $0.20 per basic and fully diluted share, for the same period in 2009. Weighted average shares used in the calculation of diluted earnings per share were 14,893,712 in the first quarter of 2010 compared to 11,275,497 in the first quarter of 2009, due to additional shares issued during the Company’s private placement financing in October 2009.

Financial Condition

As of March 31, 2010, Orient Paper had $4.6 million in cash and cash equivalents, after paying a $5.6 million deposit for equipment purchase in March 2010. Working capital stood at $5.5 million with a current ratio of 1.5. The Company had $3.6 million in short term bank loan and $6.1 million in long term debt, of which  $4.1 million is from a group of related parties. Accounts receivables were relatively low at $2.9 million. Inventory totaled $8.4 million, up from $6.9 million at year end as the Company increased its stock of raw materials to support the robust growth in demand for corrugating medium paper and in anticipation of rising raw material prices, which management believes will stabilize over the next few months. As of March 31, 2010, shareholders’ equity totaled $59.4 million compared to $56.3 million at the end of 2009. During the first quarter of 2010, Orient Paper generated net cash flow from operating activities of $3.7 million.

Orient Paper incurred $5.6 million in capital expenditures, which represented a 20% deposit of the purchase price of its new corrugating medium paper production line.  The remaining $22.2 million of the purchase price will be made in additional installments throughout 2010 in conjunction with progress made on equipment installation.

Business Outlook

Due to the rapidly growing consumption of packaging and related products, the market demand for corrugating medium paper has exhibited tremendous growth in recent quarters.   The Company expects its new 360,000 tons corrugating medium paper production line to begin trial production in the fourth quarter of 2010.  Upon successful completion of trial production, Orient Paper plans to begin large scale production and achieve a utilization rate of approximately 70% by the fourth quarter of fiscal year 2011. The newly acquired production line will increase the Company’s total production capacity from the existing 280,000 tons to 640,000 tons by 2011.

Orient Paper reaffirms its ability to achieve the make good target of $18.0 million in adjusted net income.

Mr. Liu added, “While we are optimistic about the business prospect of our new digital photo paper products, based on our market research and feedback from customers, we anticipate continual growth in demand for corrugating medium paper over the next several years and we look forward to fully operating the new corrugating medium paper production line in 2011. ”

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on Friday, May 14, 2010, to discuss the 2010 first quarter financial results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-410-4789. International callers should dial +1 706-679-8006. The conference call ID number is 732 364 44.

For those who are unable to participate in the call at this time, a replay will be available starting on Friday, May 14, 2010 at 10:00 a.m. Eastern Time. To access the replay, dial 800-642-1687. International callers should dial +1 706-645-9291. The conference ID number for the replay is 732 364 44

The conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientalpapercorporation.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiaries, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. (“Baoding Shengde”), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, writing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientalpapercorporation.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; the Company’s ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

ORIENT PAPER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010, AND DECEMBER 31, 2009

(Unaudited)

	March 31, 2010	December 31 2009
ASSETS
Current Assets:
Cash and cash equivalents	$4,554,214	$6,949,953
Restricted cash	-	29,105
Accounts receivable, net of allowance for doubtful accounts of $59,482 and $41,977 as of March 31, 2010 and December 31, 2009, respectively	2,914,590	2,056,858
Inventories	8,433,719	6,926,392
Prepaid expenses and other receivables	220,332	434,093
Total current assets	16,122,855	16,396,401

Deposit on purchase of equipment	5,561,651	-
Property, Plant and Equipment, net	54,372,635	55,303,753
Total Assets	$76,057,141	$71,700,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term bank loans	$3,559,228	$4,273,750
Accounts payable	2,465,545	1,819,448
Accrued payroll and employee benefits	281,232	271,208
Other payables and accrued liabilities	1,632,907	1,662,673
Amount due to related party	200,000	-
Income taxes payable	2,484,242	1,345,069
Total current liabilities	10,623,154	9,372,148

Loan from credit union	1,942,628	1,942,315
Loans from related parties	4,111,396	4,110,735

Total liabilities	16,677,178	15,425,198

Commitments and Contingencies	-	-

Stockholders’ Equity:
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 14,892,312 and 14,875,715 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	14,892	14,876
Additional paid-in capital	19,139,422	19,169,469
Statutory earnings reserve	4,442,450	4,442,450
Accumulated other comprehensive income	3,993,249	3,984,305
Retained earnings	31,789,950	28,663,856
Total Stockholders’ Equity	59,379,963	56,274,956
Total Liabilities and Stockholders’ Equity	$76,057,141	$71,700,154

ORIENT PAPER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED
MARCH 31, 2010 AND 2009

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Revenue	$26,458,188	$17,837,478

Cost of Sales	(21,617,659)	(14,501,040)

Gross Profit	4,840,529	3,336,438

Selling, General and Administrative Expenses	(439,338)	(198,754)

Income from Operations	4,401,191	3,137,684
Interest Income	27,188	24,978
Interest expense	(163,317)	(89,849)

Income before Income Taxes	4,265,062	3,072,813

Income Taxes	(1,138,968)	(774,213)
Net Income	3,126,094	2,298,600
Other Comprehensive Income:
Foreign currency translation adjustment	8,943	(46,634)
Total Comprehensive Income	$3,135,037	$2,251,966
Earnings Per Share:
Basic Earnings per Share	$0.21	$0.20
Fully Diluted Earnings per Share	$0.21	$0.20
Weighted Average Number of Shares
Outstanding – Basic	14,889,545	11,275,497
Outstanding – Fully Diluted	14,893,712	11,275,497

ORIENT PAPER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED
MARCH 31, 2010 AND 2009
(Unaudited)
	Three Months Ended March 31,
	2010	2009
Cash Flows from Operating Activities:
Net income	$3,126,094	$2,298,600
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	944,260	879,485
Impairment on accounts receivable	17,498	24,040
Stock-based expenses related to non-employee services	42,532	-
Changes in operating assets and liabilities:
Accounts receivable	(874,908)	(980,167)
Prepaid expenses and other receivables	141,210	(1,453)
Inventories	(1,506,228)	1,447,792
Accounts payable	645,811	751,110
Accrued payroll and employee benefits	(9,975)	-
Other payables and accrued liabilities	(10,060)	-
Income taxes payable	1,138,968	165,951
Net Cash Provided by Operating Activities	3,655,202	4,585,358
Cash Flows from Investing Activities:
Deposit on purchases of equipment	(5,561,651)	-
Purchases of property, plant and equipment	(4,291)	-
Net Cash Used in Investing Activities	(5,565,942)	-
Cash Flows from Financing Activities:
Proceeds from related party loans	200,000	537
Payments on short term loans	(715,216)	-
Restricted cash	29,105	-
Net Cash Provided by (Used in) Financing Activities	(486,111)	537
Effect of Exchange Rate Changes on Cash
and Cash Equivalents	1,112	(4,726)
Net Increase (Decrease) in Cash and Cash Equivalents	$(2,395,739)	$4,581,169
Cash and Cash Equivalents - Beginning of Period	6,949,953	3,234,419
Cash and Cash Equivalents - End of Period	$4,554,214	$7,815,588
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$83,796	$89,849
Cash paid for income taxes	$-	$994,641

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